Exhibit 3.1

                                   RESTATED
                         CERTIFICATE OF INCORPORATION
                             OF EMCORE CORPORATION

          Reuben F. Richards, Jr., being over the age of eighteen and acting as a duly authorized officer of Emcore Corporation and by virtue of the provisions of the New Jersey Business Corporation Act, Title 14A of the Revised Statutes of the State of New Jersey, hereby certifies that the Restated Certificate of Incorporation of Emcore Corporation is as follows:

          FIRST:    The name of the Corporation is:
                    EMCORE Corporation

          SECOND:   The purpose for which this Corporation is organized is to
engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

          THIRD:    The registered office of the Corporation is:

                    394 Elizabeth Avenue
                    Somerset, NJ 08873

and the name of the corporation's registered agent at such address is:

                    Thomas G. Werthan

          FOURTH:   The total number of shares of Capital Stock of the
Corporation shall be 29,411,763 shares of which:

          A. Of the Capital Stock, 23,529,411 shares shall consist of Common Stock which shall be entitled to one vote per share of all matters which holders of the Common Stock shall be entitled to vote on.

          B. Of the Capital Stock, 5,882,352 shares shall consist of Preferred Stock which may be divided into such classes and such series as shall be established from time to time by resolutions of the Board of Directors and filed as an amendment to this Certificate of Incorporation, without any requirement of vote or class vote of shareholders. The Board of Directors shall have the right and power to establish and designate in any such Class or Series Resolution such priorities, powers, preferences and rela-tive, participating, optional or other special rights and qualifications, limitations and restrictions as it shall determine.

          FIFTH: The Board of Directors presently consists of six (6) persons and the names and addresses of the persons who are to serve on the Board of Directors are as follows:


             Name                        Address
 Reuben F. Richards, Jr.      394 Elizabeth Avenue
                              Somerset, NJ 08873

 Thomas G. Werthan            394 Elizabeth Avenue
                              Somerset, NJ 08873
 Richard A. Stall             394 Elizabeth Avenue
                              Somerset, NJ 08873
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 Thomas J. Russell            Jesup & Lamont Capital
                                Markets, Inc.
                              650 Fifth Avenue
                              New York, NY 10019

 Howard R. Curd               Jesup & Lamont Capital
                                Markets, Inc.
                              650 Fifth Avenue
                              New York, NY 10019
 Howard F. Curd               Jesup & Lamont Capital
                                Markets, Inc.
                              650 Fifth Avenue
                              New York, NY 10019


          SIXTH: Neither a Director nor an Officer shall be liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a Director or an Officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders; (b) not in good faith or involving a knowing violation of law; or (c) resulting in the receipt of such person of an improper personal benefit.

          SEVENTH: Any director of the Corporation may be removed with or without cause by vote of the shareholders except that a director elected by a class may be removed only by a vote of the class that elected the director.
          EIGHTH: The Board of Directors by a vote of a majority of the entire Board may lend money to, guarantee any obligation of or otherwise assist any officer or employee of the Corporation who is also a director provided that such loan shall be adequately secured and no such loan, guarantee or other assistance shall be made unless there shall be an appropriate business purpose.

          NINTH: The Corporation shall indemnify every officer and director of the corporation to the full extent permitted by law.

          TENTH: The number of directors shall be as determined by any resolution of the Board of Directors unless a Class or Series Resolution adopted pursuant to Article FOURTH shall otherwise provide. In the event of an increase in the number of directors, the Board itself is authorized to fill any such directorship unless such a Class or Series Resolution shall otherwise provide.

          ELEVENTH: This Corporation shall have perpetual existence.


          IN WITNESS, the undersigned has set his hand this 3d day of February 1997.

                              /s/ Reuben F. Richards, Jr.
                              Reuben F. Richards, Jr.
                              President
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